Execution Version
Exhibit 10.1
AGREEMENT TO ENHANCE COLLABORATION

This AGREEMENT TO ENHANCE COLLABORATION (this “Agreement”) is made as of January 29, 2026, by and among Kioxia Corporation, a Japanese corporation (“KIC”), Sandisk Corporation, a Delaware corporation (“Sandisk Parent”), Sandisk Technologies, Inc., a Delaware Corporation (“Sandisk Technologies”), SanDisk LLC, a Delaware limited liability company (“SanDisk”), SanDisk (Ireland) Limited, a company organized under the laws of the Republic of Ireland (“SanDisk Ireland”) and SanDisk (Cayman) Limited, a company organized under the laws of the Cayman Islands (“SanDisk Cayman” and, together with KIC, Sandisk Parent, SanDisk, and SanDisk Ireland, the “Parties”).
WHEREAS, Sandisk Parent and KIC are parties to that certain Parent Guarantee and Undertaking as to Collaboration dated February 7, 2025 (the “Undertaking”), which sets forth certain terms and conditions related to Sandisk Parent’s participation in the Collaboration (as defined therein).
WHEREAS, KIC, SanDisk and SanDisk Cayman are parties to that certain Flash Partners Master Agreement, dated as of September 10, 2004 (as amended, the “FP Master Agreement”), and the other FP Operative Documents, which collectively provide for the management and operation of Flash Partners, Limited, a Japanese tokurei yugen kaisha (“FPL”), and which by their terms are currently set to expire as of December 31, 2029;
WHEREAS, KIC, SanDisk and SanDisk Ireland are parties to that certain Flash Alliance Master Agreement, dated as of July 7, 2006 (as amended, the “FA Master Agreement”), and the other FA Operative Documents, which collectively provide for the management and operation of Flash Alliance, Limited, a Japanese tokurei yugen kaisha (“FAL”), and which by their terms are currently set to expire as of December 31, 2029;
WHEREAS, KIC, SanDisk and SanDisk Flash B.V., a company organized under the laws of the Netherlands (“SanDisk Flash”), are parties to that certain Flash Forward Master Agreement dated as of July 13, 2010 (as amended, the “FF Master Agreement”), and the other FF Operative Documents, which collectively provide for the management and operation of Flash Forward, Limited, a Japanese godo kaisha (“FFL,” and together with FPL and FAL, the “JVs”), and which by their terms are currently set to expire as of December 31, 2034;
WHEREAS, the Parties believe extending the terms of FPL and FAL is in the mutual interest of the Parties and will enhance the Collaboration;
WHEREAS, in conjunction with the Extensions (as defined below) and in consideration for the manufacturing services and continued availability of product supply to be provided by KIC during the period from (and including) the execution of this Agreement until December 31, 2034, the Parties desire that KIC receive and Sandisk Technologies pay compensation to KIC as set forth herein.

Execution Version
NOW, THEREFORE, on the terms and subject to the conditions and limitations set forth in this Agreement, the Parties hereby agree as follows:
1.    EXTENSIONS
1.1    FPL Term Extension. Concurrent with the execution of this Agreement, the Parties are executing a FPL Second Commitment and Extension Agreement extending the term of FPL and certain related agreements to December 31, 2034 (the “FPL Extension”).
1.2    FAL Term Extension. Concurrent with the execution of this Agreement, the Parties are executing a FAL Second Commitment and Extension Agreement extending the term of FAL and certain related agreements to December 31, 2034 (the “FAL Extension,” and together with the FPL Extension, the “Extensions”).
2.    CONSIDERATION
2.1    Payments.
(a)    In conjunction with the Extensions and in consideration for the manufacturing services and continued availability of product supply to be provided by KIC, in each case, in accordance with, and subject to the terms of, the Master Operative Documents, during the period from (and including) the execution of this Agreement until December 31 2034, Sandisk Technologies, or an Affiliate designated by Sandisk Technologies, shall pay KIC as follows:
Payment 1: US $175 million by no later than April 15, 2026;
    Payment 2: US $200 million by no later than December 1, 2026;
    Payment 3: US $230 million by no later than December 1, 2027;
    Payment 4: US $260 million by no later than December 1, 2028; and
    Payment 5: US $300 million by no later than December 1, 2029 (collectively, the “Consideration”).
(b)    Sandisk Technologies, or an Affiliate designated by Sandisk Technologies, shall pay each installment of the Consideration by wire transfer of immediately available funds to the bank account designated by KIC in writing.
2.2    Late Payment.
(a)    If Sandisk Technologies, or an Affiliate designated by Sandisk Technologies, fails to pay the full amount of any installment of the Consideration by the date on which such installment is due, the unpaid amount (the “Delinquent Amount”) shall bear interest at the rate per annum equal to five percent (5%) plus SOFR (as defined below) (the “Agreed Rate”) from the date such installment becomes overdue to the date on which such Delinquent

Execution Version
Amount and accrued interest is paid in full to KIC (inclusive of such date of full payment), compounding on a daily basis.
(b)    Without limitation to any other remedies of KIC under the Master Operative Documents or under applicable Law, if Sandisk Technologies, or an Affiliate designated by Sandisk Technologies, fails to pay the Delinquent Amount and accrued interest within 60 days following Sandisk Parent or Sandisk Technologies’ receipt of written notice of the Delinquent Amount:
(i)    the Agreed Rate shall automatically be increased to the lesser of (A) ten percent (10%) plus SOFR and (B) the maximum interest rate permitted by applicable Law; and
(ii)    KIC shall have the right to terminate this Agreement, which shall result in the immediate termination of the Extensions, and upon termination of the Extensions:
(A)    the terms of FAL and FPL shall be reverted to end on December 31, 2029; and
(B)    the provisions of the Master Operative Documents that were amended by the Extensions, including the amendments to the FPL Note Agreement and FAL Note Agreement (as defined in the applicable Extension) contemplated by Section 3.3 of each Extension, shall be reverted to the versions thereof that were in effect immediately prior to the Extensions, subject to any amendments that are agreed in writing among the relevant Parties prior to such termination.
(c)    All payments made by Sandisk Technologies under this Agreement are final and non-refundable under any and all circumstances.
2.3    Taxes and Withholding.
(a)    All sums payable to KIC hereunder are exclusive of any goods and services tax, value added tax, sales or turnover tax or other similar taxes, and, if relevant, KIC may charge Sandisk Technologies for, and Sandisk Technologies shall pay, any such tax.
(b)    All sums payable to KIC hereunder shall be paid without set-off, counterclaim or other deduction or withholding of any nature whatsoever, except for any deduction or withholding required by applicable Law in respect of withholding tax, provided that if any withholding tax is required by applicable Law, KIC and Sandisk Technologies shall cooperate in good faith in all respects to mitigate the imposition of such withholding tax, including the provision, completion and filing of applicable tax forms and supporting documents and compliance with procedures necessary to avoid, or obtain a reduced rate of, withholding under the United States-Japan Income Tax Convention or other applicable tax treaty or Law.

Execution Version
2.4    No Duplication of Costs or Expenses. The Consideration is in addition to, and shall not prejudice KIC’s right to receive, any other payments required to be made to KIC (or its Affiliates) under any other Master Operative Document.
3.    MISCELLANEOUS
3.1    Addition to Certain Sets of Agreements. This Agreement shall be deemed to be:
(a)    a Master Operative Document, and the definition of “Master Operative Documents” as set forth in the K2 Ph1 Agreement is hereby amended so as to include this Agreement; and
(b)    an Underlying Agreement, and the definition of “Underlying Agreements” as set forth in the Undertaking is hereby amended so as to include this Agreement; and
(c)    a Collaboration Agreement, and the definition of “Collaboration Agreements” as set forth in the Settlement Agreement is hereby amended so as to include this Agreement.
3.2    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to agreements made and to be performed entirely within such state without regard to the conflict of laws principles of such state, except where application of Japanese law is mandatory.
3.3    Other Terms. The general, miscellaneous, interpretive, non-disclosure and other terms and conditions provided in the “Rules of Construction and Documentary Conventions” of Appendix A to the JV Master Agreements shall apply to this Agreement as if set forth herein, mutatis mutandis, except Section 2.15 of Appendix A, unless the relevant capitalized term is not defined in either this Agreement or Exhibit A of the K2 Ph1 Agreement.
3.4    Definitions.
(a)    As used in this agreement, the “K2 Ph1 Agreement” means the K2 Ph1 Facility Agreement dated as of June 27, 2024, between the Parties, SanDisk Flash, Kioxia Iwate Corporation, Western Digital Corporation, FPL, FAL, and FFL.
(b)    “SOFR” means the rate per annum equal to the forward-looking term rate based on the secured overnight financing rate administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate), for tenors of three-months as such rate is published by CME Group Benchmark Administration Limited (or any successor rate or publication endorsed or recommended by the Board of Governors of the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or Federal Reserve Bank of New York, or any successor thereto), on the first day before the due date of payment and after such date on the first day of each succeeding three-month period, provided that:

Execution Version
(i)    with respect to any determination of SOFR, day shall not include any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities;
(ii)    notwithstanding the foregoing, if SOFR calculated pursuant to this definition is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and
(iii)    any calculation of interest based on SOFR shall be based on a 360-day year, actual days elapsed.
(c)    All other capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in Exhibit A of the K2 Ph1 Agreement.
Signature page follows

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

SANDISK CORPORATION		KIOXIA CORPORATION

By:	/s/ David Goeckeler	By:	/s/ Nobuo Hayasaka
Name:	David Goeckeler	Name:	Nobuo Hayasaka
Title:	Chief Executive Officer	Title:	President and Chief Executive Officer

SANDISK TECHNOLOGIES, INC.		SANDISK LLC

By:	/s/ Bernard Shek	By:	/s/ Bernard Shek
Name:	Bernard Shek	Name:	Bernard Shek
Title:	Chief Legal Officer and Secretary	Title:	President

SANDISK (IRELAND) LIMITED		SANDISK (CAYMAN) LIMITED

By:	/s/ Jae Park	By:	/s/ Jae Park
Name:	Jae Park	Name:	Jae Park
Title:	Director and Secretary	Title:	Director and Secretary

Signature Page to Agreement to Enhance Collaboration